Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Eric Miller
Intersections Inc.
Tel: 703-488-6100
intxinvestorrelations@intersections.com

Intersections Inc. Names New Chief Financial Officer

CHANTILLY, Va.—(BUSINESS WIRE)— August 4, 2014 — Intersections Inc. (NASDAQ: INTX), a leading provider of identity risk management, privacy protection and other subscription based services for consumers, today announced that Ronald L. Barden has been named the company’s Chief Financial Officer effective September 2, 2014.  Mr. Barden will replace John G. Scanlon, who will be leaving the company in September 2014.

Mr. Barden has served as Chief Financial Officer for a number of companies and has over 25 years of experience as a seasoned finance and operations executive.  Most recently, Barden served as Chief Financial Officer of N1Health LLC, building a national network of physician practices.  Mr. Barden spent ten years in public accounting at Deloitte & Touche and Ernst & Young.  Previously he served on the Board of Directors of Heilig-Meyers Company as Managing Director of Reorganization and Senior Vice President & Controller for what was the country’s largest specialty retailer of home furnishings listed on the New York Stock Exchange (NYSE).  His experience ranges from board, investor relations and public company financial reporting to managing suppliers, manufacturers, inventory and project costs.  Mr. Barden holds a B.B.A and M.B.A. from The College of William and Mary and is a Certified Public Accountant.

“We are excited to have Ron join our team as Chief Financial Officer,” says Michael Stanfield, Chairman and Chief Executive Officer of Intersections Inc.  “He brings outstanding qualifications and experience in all aspects of finance, and I am confident that he will be a tremendous asset to our company.  We are looking forward to the future as we continue to reignite growth at Intersections by focusing on our Identity Guard® brand and launching VoyceTM, our new pet health technology platform.  We also will manage and care for our traditional financial institutional business, while we continue our initiative to reduce costs and maximize efficiency.  We anticipate announcing more about our new organization and cost management plans soon, including the hiring of a chief operating officer for our Identity Guard® and identity and privacy protection businesses with international experience who will position us to manage and grow our identity theft, privacy and personal security businesses.”

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of the regulatory environment on our business and our ability to execute our business strategy. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of identity risk management, privacy protection and other subscription based services for consumers. Our core services monitor personal information for our consumers, aggregate it into digestible, consumer-friendly reports and alerts, and provide personalized education and support to help our customers understand their information and take the actions they deem appropriate. Since its business was founded in 1996, Intersections has protected the identities of more than 36 million consumers. To learn more, visit http://www.intersections.com/.

Source: Intersections Inc.